UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 5, 2013
ZAGG Inc
(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3855 South 500 West, Suite J Salt Lake City, Utah 84115
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

On August 5, 2013, Jason J. Schwartz accepted an offer (the “Offer”) from ZAGG Inc (the “Registrant”) to serve as the Registrant’s Chief Operating Officer.  The Registrant and Mr. Schwartz entered into an employment agreement (the “Agreement”) which specified certain terms of his employment with the Registrant.  Mr. Schwartz had not previously been employed by the Registrant.

Pursuant to the Agreement, Mr. Schwartz will receive an annual base salary of $225,000, and was granted the fair market equivalent of $225,000 in shares of the Registrant’s restricted common stock which will vest on each of the following dates: 33.3% on January 1, 2014, 33.3% on April 1, 2014, and 33.3% on July 1, 2014.  Also pursuant to the Agreement, Mr. Schwartz will be eligible to receive an annual incentive bonus in an amount not to exceed Sixty-Seven Thousand, Five Hundred Dollars ($67,500) under the ZAGG Management Performance Bonus Plan.  He is also entitled to receive benefits and moving expenses, all as specified in the Agreement.

A copy of the Agreement is attached hereto as an exhibit.  The foregoing summary of the terms and conditions of the Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement attached as an exhibit hereto.

Prior to joining the Registrant, Mr. Schwartz worked with Sanyo North America, from 2007 through 2012, as COO and CEO of the Sanyo Logistics Corporation, where he operated the division as a growth-oriented, standalone company; and provided enhanced visibility of supply chain management and logistics activities for Sanyo North America’s subsidiaries.

Mr. Schwartz, 38, received a Bachelors of Science in Accounting from SUNY Buffalo in 1997, and a Masters of Business Administration from the Kellogg School of Management, Northwestern University, in 2013.  He does not have any family relationships with any of the officers or directors of the Registrant.  He does not have any related party transactions.

Item 9.01                Financial Statements and Exhibits.

Exhibit No.                                Description

99.1                      Employment Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien
Chief Financial Officer
Date: August 9, 2013

3